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May 2 6 , 2021

Zivo Bioscience, Inc.

2804 Orchard Lake Rd., Suite 202

Keego Harbor, Michigan 48320

Re:Registration on Form S-1 for Zivo Bioscience, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Zivo Bioscience, Inc., a Nevada corporation (the “Company”), in connection with the registration under a Registration Statement on Form S-1, defined below, by the Company under the Securities Act of 1933, as amended (the “Act”) for the proposed sale (the "Offering") of : (A) up to $ 11 , 500 ,000 of units of Company securities ("Units"), with each Unit consisting of: (i) one share (the " Initial Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), and (ii) a warrant to purchase one share of the Company's Common Stock (the " Initial Warrant s ") and the shares of the Company's Common Stock to be issued upon exercise of the Initial Warrants (the "Initial Warrant Shares"), and (B) additional shares of Common Stock in an amount of up to 15% of the Offered Shares sold (the "Overallotment Shares", and together with the Initial Shares, the "Offered Shares") and additional warrants to purchase Common Stock in an amount of up to 15% of the Initial Warrants sold (the "Overallotment Warrants", and together with the Initial Warrants, the "Warrants") for which the underwriters have been granted an over-allotment option and the shares of the Company's Common Stock to be issued upon exercise of the Overallotment Warrants (the "Overallotment Warrant Shares", and together with the Initial Warrant Shares, the "Warrant Shares").  The Company is also issuing warrants to the representative of the underwriters or its assigns as additional compensation pursuant to the Underwriting Agreement, defined below (the "Representative's Warrant"), and shares of common stock issuable upon exercise of the Representative's Warrant (the "Representative's Warrant Shares").

We have examined originals or copies of each of the documents listed below:

1.The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company;

2.The Amended and Restated Bylaws of the Company, as certified by an officer of the Company;

3.The form of the Warrant;

4.The form of the Representative's Warrant;

5.Resolutions of the Board of Directors of the Company, dated as of November 27, 2020 , relating to the registration and issuance of the Offered Shares, the Warrants, the Warrant Shares, the Representative's Warrant, and the Representative's Warrant Shares; the resolutions of the Board of Directors of the Company, dated April 9, 2021 increasing the size of the offering; and the resolutions of the Board of Directors of the Company, dated May 18, 2021 appointing, authorizing and empowering a pricing committee of the Board of Directors of the Company (the "Pricing Committee"), as certified by an officer of the Company (collectively, the "Resolutions");

6.The form of the Underwriting Agreement to be executed in connection with the Offering by and between the Company and Maxim Group LLC (the “Underwriting Agreement”); and

7.The Registration Statement on Form S-1  (File No. 333-251221) filed by the Company with the Securities and Exchange Commission ("SEC") on December 9, 2020, as amended on April 13, 2021, May 19, 2021, and May 25, 2021 (the "Registration Statement").

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter.  We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.

We note that the Board of Directors of the Company has reserved, and will continue to maintain reserved, a sufficient number of its duly authorized, but unissued, shares of the Company's Common Stock as is necessary to provide for the issuance of the Offered Shares and Warrant Shares. We have assumed that the Pricing Committee will (i) reserve, and the Company will continue to maintain reserved, a sufficient number of its duly authorized, but unissued, shares of the Company's Common Stock as is necessary to provide for the issuance of the Representative's Warrant Shares; and (ii) approve the exercise price for the Representative Warrant Shares and the Warrant Shares at 110% of the price of each Unit. We have also assumed that the Company has effected the reverse stock split of the Company’s shares of Common Stock (the “Reverse Stock Split”) as described in the Registration Statement and the related prospectus prior to the closing of the offering.

Based on the foregoing, and subject to the qualifications, exceptions, and limitations set forth herein it is our opinion that:

1.Issuance of the Offered Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Registration Statement, the Underwriting Agreement, the Resolutions, and the duly adopted resolutions of the Pricing Committee setting the price per share of the Units, the Offered Shares will be validly issued, fully paid and nonassessable.

2.Issuance of the Warrants has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Registration Statement, the Underwriting Agreement, and the duly adopted resolutions of the Pricing Committee setting the price per Unit, the Warrants will be validly issued.

3.Issuance of the Warrant Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the respective Warrant, the Resolutions, and the duly adopted resolutions of the Pricing Committee setting the exercise price of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

4.Issuance of the Representative's Warrant has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Registration Statement, the Underwriting Agreement, and the duly adopted resolutions of the Pricing Committee setting the price per Representative's Warrant and the exercise price thereof, the Representative's Warrant will be validly issued.

5.Issuance of the Representative's Warrant Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the respective Representative's Warrant, the Representative's Warrant Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada.  The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect.  We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada.  Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada.  Your acceptance of this opinion shall constitute your agreement to the foregoing.

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We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.  The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Offered Shares, the Warrants, the Warrant Shares, the Representative's Warrant, or the Representative's Warrant Shares.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.

CETE/CDOL

16313504.15